UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 20, 2008
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
This Form 8-K/A amends the current report on Form 8-K filed by Lam Research Corporation (the “Company”) on November 20, 2008 regarding the Company’s restructuring plan consisting of a reduction in force. This Form 8-K/A is being filed to disclose the estimates required by Item 2.05 of Form 8-K and to disclose charges for asset impairments which represent an additional element of the restructuring plan determined by the Company since November 20, 2008.
The Company currently expects to incur total charges of approximately $20 million to $26 million during the quarter ending December 28, 2008, representing substantially all of the costs of the restructuring plan. These charges consist of approximately $15 million to $20 million of cash charges related to one-time termination benefits associated with the Company's reduction in force as well as non-cash charges for asset impairments of approximately $5 million to $6 million. The Company expects to complete the restructuring plan during the first calendar quarter of 2009.
Safe Harbor Statement
This report on Form 8-K contains forward-looking statements, including those regarding the expected nature, timing, reductions, objectives, annualized cost savings, and charges of the Restructuring Plan. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global and economic market conditions; the Company’s ability to implement the program as planned; retention of key employees; changes in the Company’s business requirements; the possibility that benefits of the program may not materialize as expected; and other risks described in the Company’s SEC filings. The Company undertakes no obligation to revise or update any forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 18, 2008

LAM RESEARCH CORPORATION
By:	/s/ Ernest E. Maddock
Ernest E. Maddock.
Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)